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                                                                       EXHIBIT I

                                                     FORM OF PROPOSED AMENDMENTS
                                                                       TO BYLAWS


1.       Section 2.2 of Article II shall be replaced with the following:

         "Section 2.2 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the certificate of incorporation, (i) may be called by the chairman of the board or the president and (ii) shall be called by the president or secretary at the request in writing of a majority of the Board or by stockholders owning capital stock of the Company representing at least 50% of all capital stock of the Company entitled to vote thereat. Such request of the Board or the stockholders shall state the purpose or purposes of the proposed meeting."

2.       Section 2.5.4 of Article II shall be replaced with the following:

         "Section 2.5.4 Required Vote. Except as otherwise required by law, the certificate of incorporation, or these bylaws, when a quorum is present at a meeting: (a) the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the stockholders; and (b) where a separate vote by class or series is required, the affirmative vote of the majority of shares of such class or series present in person or represented by proxy shall be the act of such class or series."

3.       Section 2.5.5 of Article II shall be replaced with the following:

         "Section 2.5.5 Restrictions on Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such stockholders."

4.       The following new Section 2.6 shall be added to Article II of the
Bylaws:

         "Section 2.6 Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors of the Company. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Company who is a stockholder of record at the time of giving of notice provided for in this
Section 2.6, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section
2.6. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders of the Company, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such of the date of the meeting or such public disclosure was made. Such stockholder's notice shall set for (a) as to each person whom the stockholder proposes to nominate for election or reelection as required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and (ii) the class and number of shares of the Company's capital stock which are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination

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which pertains to the nominee. The chairman of the meeting shall have the power and the duty to (a) determine whether a nomination was made in accordance with the procedures prescribed by this Section 2.6 and, (b) if any nomination was not made in compliance with this Section 2.6, to declare to the meeting that the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.6, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.6."

5.       The following new Section 2.7 shall be added to Article II of the
Bylaws:

         "Section 2.7 Notice of Business. At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Company who is a stockholder of record at the time of giving of the notice provided for in this Section 2.7, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this
Section 2.7. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided that in the event that less than 70 days' notices or prior public disclosure of the date of the meeting is given or made to stockholders of the Company, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company's capital stock which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. The chairman of the meeting shall have the power and the duty to (a) determine whether any business was proposed in accordance with the procedures prescribed by this Section 2.7 and, (b) if any business was not proposed in compliance with this Section 2.7, to declare to the meeting that such business shall not be transacted. Notwithstanding the foregoing provision of this Section 2.7, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.7."